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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
    Abra LLC*                                       (Month/Day/Year)       About.com, Inc. (BOUT)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)        12/28/00           5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
9 West 57th Street, Suite 4200                   3. IRS or Social Se-       Director        X  10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
                                                    Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                X Reporting Person
   New York        New York           10019                                                                    ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock (1)                                     2,236,641                     D                   N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                                                (Page 1 of 3)

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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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   Not applicable
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Explanation of Responses:

   (1)  2,236,641 shares of the common stock, par value $0.001 per share
   ("Common Stock"), were purchased by Abra LLC in the open market from
   December 11, 2000 through December 28, 2000 for an aggregate purchase price of $54,317,463.  KKR 1996 Fund, L.P. is required to file this statement because it is the managing member of Abra LLC.  Beneficial ownership of all shares of Common Stock is disclaimed by KKR 1996 Fund, L.P.
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                                                                       ABRA LLC                     KKR 1996 Fund, L.P.
**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).      By: KKR 1996 Fund, L.P.      By: KKR Associates 1996 L.P.
                                                                           Its Managing Member          Its General Partner

Note: File three copies of this Form, one of which must be manually    By: KKR Associates 1996 L.P. By: KKR 1996 GP LLC
      signed.  If space is insufficient,                                   Its General Partner          Its General Partner
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information  By: KKR 1996 GP LLC          By: /s/ Perry Golkin   1/8/00
contained in this form are not required to respond unless the form          Its General Partner         -------------------------
displays a currently valid OMB Number.                                                                   Member            Date

                                                                       By: /s/ Perry Golkin 1/8/00  **Signature of Reporting Person
                                                                           -----------------------
                                                                           Member           Date


                                                                       **Signature of Reporting Person
                                                                                (Page 2 of 3)
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Designated Filer:  Abra LLC
Date of Event Requiring Statement:  December 26, 2000
Issuer Name and Ticker or Trading Symbol:  About.com, Inc. (BOUT)
Additional Reporting Persons:


                    KKR 1996 Fund, L.P.
                    9 West 57th Street
                    Suite 4200
                    New York, New York  10019





Abra LLC and KKR 1996 Fund, L.P. are collectively referred to in this statement as the "Reporting Persons."